EXHIBIT 5

OPINION AND CONSENT OF MORGAN LEWIS & BOCKIUS LLP

November 17, 2010

American Shared Hospital Services
Four Embarcadero Center, Suite 3700
San Francisco, California 94111

Re:	American Shared Hospital Services- Registration Statement on Form S-8 for 880,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to American Shared Hospital Services, a California Corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an additional 880,000 shares of Common Stock (the “Shares”) under the Company’s  Incentive Compensation Plan (the “Incentive Plan”),  formerly known as the 2006 Stock Incentive Plan.

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with respect to the initial establishment and subsequent amendment of the Incentive Plan.  Based on such review, we are of the opinion that, if, as and when the Shares are issued and sold (and the consideration therefore received) either (i) upon the exercise of stock option grants duly authorized under the Incentive Plan and in accordance with the Registration Statement or (ii) pursuant to duly-authorized stock issuances effected under the Incentive Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.  In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Incentive Plan or the Shares.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP